SOLAR INTEGRATED ROOFING CORPORATION

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS IN LIEU OF SPECIAL MEETING

January 13, 2020

The undersigned, constituting the sole members of the Board of Directors (the “Board”) of Solar Integrated Roofing Corporation, a Nevada corporation (the “Corporation”), do hereby consent to the corporate actions specified below and adopt, approve and ratify the following resolutions by unanimous written consent pursuant to the provisions of Section 78.315(2) of the Nevada Revised Statutes (“NRS”) all applicable laws of the State of Nevada in lieu of a special meeting:

WHEREAS, the Articles of Incorporation of the Corporation, as amended (the “Articles”) authorize the issuance of up to 5,000,000 shares of Series A Preferred Stock (the “Series A Preferred”); and

WHEREAS, the Articles authorize the issuance of up to 20,000,000 shares of Series B Preferred Stock (the “Series B Preferred”); and

WHEREAS, the designations, rights and preferences for the Series A Preferred and Series B Preferred had not been filed with the Articles;

WHEREAS, the Company had issued 5,000 shares of Series A Preferred to management (the “Series A Issuance”), and the Company and the holders pursuant to the Series A Issuance have agreed that the Series A Preferred shall have the designations, rights and preferences set forth in Exhibit A attached hereto (the “Series A Preferred Designations”); and

WHEREAS, the Board desires, and has determined it to be in the best interests of the shareholders, for TCA Solar Integrated Roofing, LLC, an entity in which the Company is the majority equity owner, to enter into that certain Stock Purchase Agreement (the “Purchase Agreement”), whereby TCA Solar Integrated (“TCA Solar Integrated”) purchases from Brian Milholland all issued and outstanding stock of Milholland Electric, Inc. (“Milholland”) in exchange for, among other things 3,500,000 shares of Series B Preferred (the “Series B Preferred Issuance”); and

WHEREAS, in connection with the Purchase Agreement, the parties thereto have agreed that the Series B Preferred shall have the designations, rights and preferences substantially in the form set forth in Exhibit B attached hereto (the “Series B Preferred Designations”)

WHEREAS, the Board desires to amend the Articles (the “Amendment to Articles”), pursuant to the authority granted to the Board in the Articles, to include the Series A Preferred Designations and Series B Preferred Designations.

NOW, THEREFORE, IT IS HEREBY

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles and by-laws of the Corporation, each as amended or amended and restated through the date hereof, the Series A Preferred Designations and the Series B Preferred Designations, be, and they hereby are, authorized and approved; and be it further

RESOLVED, that the filing of the Amendment to Articles with the Secretary of State of the State of Nevada be, and it hereby is, authorized and approved; and be it further

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to make all arrangements, to do and perform all such acts and things and to execute and deliver or file, in the name and on behalf of the Corporation, all such instruments, reports, notices, consents, waivers, certificates and other documents, as, and in accordance with such timing, they may deem necessary or appropriate to effectuate the foregoing resolutions (such determination to be conclusively, but not exclusively, evidenced by the taking of such actions or by the execution of such instruments, reports and documents); and be it further

RESOLVED, that any action taken by any director, officer, employee or agent of the Corporation on or prior to the date hereof in furtherance of any of the foregoing matters, including without limitation, the Series A Preferred Issuance be, and each such action hereby is, approved, ratified and confirmed in all respects as the action and deed of the Corporation; and be it further

RESOLVED, that the various members of the Board may execute this unanimous written consent in one or more counterparts, all of which counterparts, when taken together, shall constitute one document; and be it further

RESOLVED, that this unanimous written consent of the Board shall be filed with the minutes of meetings of the Board and shall be treated for all purposes as action taken at a meeting.

[-Signature page follows-]

The undersigned, by affixing their signatures hereto, do hereby consent to, authorized and approve the foregoing actions in their capacities as the members of the Board of Directors of SOLAR INTEGRATED ROOFING CORPORATION as of the date first written above.

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

01/31/2020

Work Order Item Number:	W2020013100549-382461
Filing Number:	20200452656
Filing Type:	Certificate of Designation
Filing Date/Time:	1/30/2020 1:32:00 PM
Filing Page(s):	9

Indexed Entity Information:

Entity ID: E0304132007-3

Entity Name: SOLAR INTEGRATED ROOFING CORP.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
NPC WORLD SERVICES INC.
5450 W Sahara Ave Ste 300, Las Vegas, NV 89146, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Page 1 of 1

Commercial Recording Division
202 N. Carson Street

Filed in the Office of	Business Number
Barbara K. Cegavske	E0304132007-3
	Filing Number 20200452656
Secretary of State State Of Nevada	Filed On 1/30/2020 1:32:00 PM
	Number of Pages 9

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

SOLAR INTEGRATED ROOFING CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

It is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to up to 5,000,000 shares of Series A Preferred Stock and 20,000,000 shares of Series B Preferred Stock.

See attached Series A Preferred Stock Designations and Series B Preferred Stock Designations.

Seventy Five Million (75,000,000) shares of preferred stock, with a par value of $0.00001, are not yet designated by the Board of Directors and may be divided into and issued in series.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X *David Massey*

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK,

$0.00001 PAR VALUE PER SHARE

I.DESIGNATION AND AMOUNT; DIVIDENDS

A.Designation. The designation of said series of preferred stock shall be Series A Preferred Stock, $0.00001 par value per share (the "Series A Preferred Stock").

B.Number of Shares. The number of shares of Series A Preferred Stock authorized shall be Five Million (5,000,0000) shares. Each share of Series A Preferred Stock shall have a stated value equal to $0.00001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value").

C.Dividends. The Series A Preferred Stock is not entitled to receive dividends.

II.LIQUIDATION RIGHTS

The Series A Preferred Stock is entitled, in the event of any voluntary liquidation, dissolution or winding up of the Corporation, to receive payment or distribution of a preferential amount before any payments or distributions are received by any class or series of common stock.

III.CONVERSION

No conversion of the Series A Preferred Stock is permitted.

IV.RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation's common stock, par value $0.00001 per share ("Common Stock"), and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Article IV, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital 'stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation , dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI.VOTING RIGHTS

One (1) share of the Series A Preferred Stock shall have voting rights equal to Ten Thousand (10,000) shares of Common Stock.

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Articles of Incorporation or by-la ws.

VI.PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Preferred Stock, alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely the holders of Series A Preferred Stock.

Should any holder of Series A Preferred Stock cease to be an officer or director of the Corporation at any time and for any reason, such holders' Series A Preferred Stock shall be immediately cancelled .

VII.MISCELIANEOUS

A.Status of Redeemed Stock. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

B.Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation , the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificates.

C.Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred Stock.

D.Notices. Any notices required or permitted to be given under  the  terms hereof shall be sent by certified or registered mail  (return  receipt  requested)  or  delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in  the mail, if mailed, or  upon  receipt or  refusal  of receipt, if delivered personally or by nationally recognized overnight carrier or  confirmed facsimile transmission, in each case addressed to a party  as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Solar Integrated Roofing Corporation

12411 Poway Road

Poway, CA 92064

Attn: David Massey, CEO

If to the holders of Series A Preferred Stock, to the address listed in the Corporation's books and records.

DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES B CONVERTIBLE PREFERRED

STOCK,

$0.00001 PAR VALUE PER SHARE

I.DESIGNATION AND AMOUNT: DIVIDENDS

A.Designation. The designation of said series of preferred stock shall be Series B Convertible Preferred Stock, $0.00001 par value per share (the "Series B Preferred").

B.Number of Shares. The number of shares of Series B Preferred authorized shall be Twenty Million (20,000,000) shares.

C.Dividends. In the event that the Company's Board of Directors declares a dividend payable to holders of any class of stock, the holder of each share of Series B Preferred Stock shall be entitled to receive a cumulative dividend, in each case equal in amount and kind to that payable to the holder of the number of shares of the Company's common stock(“Common Stock”) into which that holder's Series B Preferred Stock could be converted on the record date for the dividend without giving effect to the conversion limitation set forth in Section III(D) hereof, but subject, however, to the Issuable Maximum set forth in Section III(E) hereof in the event that such dividends are paid in kind .

II.LIQUIDATION PREFERENCE

In the event of any liquidation , dissolution or winding up of the Company, either voluntary or involuntary, the holders of record of shares of Series B Preferred shall be entitled to receive their respective distributive share of the Company's assets and funds (treating for this purpose all Preferred shares as if they have been converted to Common Stock pursuant to the terms of the Company's Articles of Incorporation and any applicable Preferred Stock designations immediately prior to such liquidation, dissolution or winding up of the Company), immediately prior and in preference to any distribution to the holders of the Company' s Series A Preferred or Common Stock.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale or transfer of more than 50% of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50 % of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 11.

III.CONVERSION

A.Optional Conversion. Subject to the limitations set forth below, each Holder shall have the right , at any time commencing after the issuance, to convert each one (1) share of Series B Preferred into ten (10) shares of Common Stock (the "Conversion Ratio"). In order to convert Series B Preferred into shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Company, and shall give written notice to the Company at such office that the Holder elects to convert the same, the number of shares of

Series B Preferred so converted and a calculation of the Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile) (the "Conversion Notice"); provided, however, that the Company shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series B Preferred are delivered to the Company as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company and its transfer agent to indemnify the Company from any loss incurred by it in connection with such certificates. Notice of conversion may be given by a Holder at any time during the day up to 5:00 p.m. New York City time and such conversion shall be deemed to have been made immediately prior to the close of business on the date notice of conversion is received by the Company. Within three (3) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Company shall deliver , or cause to be delivered, certificates evidencing such shares of its Common Stock and to forward the same to the Holder, or upon the election of the Holder, the Company shall transmit the shares of Common Stock to the Holder by crediting the account of the Holder's prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system ("DWAC") if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the shares to or resale of the shares by the Holder or (B) the shares are eligible for resale by the Holders without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the Holder.

In case of conversion under this Section III of only a part of the shares of Series B Preferred represented by a certificate surrendered to the Company, the Company shall issue and deliver a new certificate for the number of shares of Series B Preferred which have not been converted, upon receipt of the original certificate or certificates representing shares of Series B Preferred so converted. Until such time as the certificate or certificates representing shares of Series B Preferred which have been converted are surrendered to the Company and a certificate or certificates representing the Common Stock into which such shares of Series B Preferred have been converted have been issued and delivered, the certificate or certificates representing the shares of Series B Preferred Stock which have been converted shall evidence the shares of Common Stock into which such shares of Series B Preferred have been converted.

B.Reserved.

C.Certain Adjustments. In the event of a reverse stock split, the Conversion Ratio will be adjusted proportionately such that, after such reverse stock split, each share of Series B Preferred will convert into the same number of shares of Common Stock into which it was convertible immediately preceding such reverse stock split. For purposes of example only, in the event that a reverse stock split is effected in the ratio of 1-for-10, the Conversion Ratio would be multiplied by 10, so 1,000 shares of Series B Preferred, convertible into 10,000 shares of Common Stock at a Conversion Ratio of 10 to 1 prior to such reverse split, would be reduced to 100 shares of Series B Preferred, but convertible into 10,000 shares of Common Stock at a Conversion Ratio of 100 to 1.

D.Conversion Limitations. In no event shall the Holder, or any future Holder, be entitled to convert any portion of the Series B Preferred in excess of that portion of the Series B Preferred upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series B Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series B Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Company. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the Holder may exercise multiple conversions that would, in the aggregate, result in the issuance of more than 9.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixtyone (61) days' prior notice from the Holder to the Company to increase such percentage.

E.Delivery Failure. If within five (5) business days of the Company's receipt of the Conversion Notice (the "Share Delivery Period") the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such Holder is entitled upon such holder's conversion of the Series B Preferred Stock (a "Conversion Failure"), in addition to all other available remedies which such holder may pursue, the Company shall pay additional damages to such Holder on each business day after such fifth (5th) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to Section III A and to which such Holder is entitled and (B) the VWAP of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section.

F.Reservation of Shares. The Company shall, so long as any shares of Series B Preferred are outstanding, to the extent practicable, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred, such number of shares of Common Stock as shall from time to time be sufficient  to effect the conversion of all of the Series B Preferred then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series B Preferred are at any time convertible (without regard to the limitations on conversion set forth in Section III(D) hereof).  In the event that there are not a sufficient number of authorized and unissued shares of Common Stock available for the effecting of conversions of the Series B Preferred, the Company will use commercially reasonable efforts to effect an increase in the number of authorized shares or take other corporate action in order to satisfy such requirements for reservation of shares. The initial number of shares of Common Stock reserved for conversions of the Series B Preferred and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Series B Preferred based on the number of shares of Series B Preferred held by each Holder at the time of issuance of the Series B Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Series B Preferred, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series B Preferred shall be allocated to the remaining Holders of Series B Preferred, pro rata based on the number of shares of Series B Preferred then held by such Holder.

IV.RANK

All shares of the Series B Preferred shall rank (i) senior to the Company's Common Stock, Series A Preferred Stock and any other class or series of capital stock of the Company hereafter created, the terms of which specifically provide that such class or series shall rank junior to the Series B Preferred (each of the securities in clause (i) collectively referred to as "Junior Securities") (ii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series B Preferred and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series B Preferred, in each case as to dividend distributions  or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

V.VOTING RIGHTS

Except as otherwise provided herein or as otherwise required by law, the Series B Preferred shall have no voting rights. However, as long as any shares of Series B Preferred are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Preferred, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series B Preferred, or (d) enter into any agreement with respect to any of the foregoing.

VI.PROTECTION PROVISIONS

So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series B Preferred Stock (i) authorize or issue any new or additional preferred stock of any class or series; or (ii) alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect adversely the holders of Series B Preferred Stock.

VII.MISCELLANEOUS

A.Status of Redeemed Stock. In case any shares of Series B Preferred shall be redeemed or otherwise repurchased, reacquired or returned for cancellation, the shares so redeemed, repurchased, reacquired or returned for cancellation shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series B Preferred.

B.Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation) , the Company shall execute and deliver new Preferred Stock Certificates .

C.Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders granted hereunder may be waived as to all shares of Series B Preferred (and the holders thereof) upon the unanimous written consent of the Holders.

D.Notices. Any notices required or permitted to be given under  the  terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Company:

Solar Integrated Roofing Corporation

12411 Poway Road

Poway, CA 92064

Attn: David Massey, CEO

If to the Holders, to the address listed in the Company's books and records.